EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Bancshares of Florida, Inc.:

We consent to the use of our report dated March 8, 2005, with respect to the consolidated balance sheets of Bancshares of Florida, Inc. and its subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG LLP

Fort Lauderdale, Florida

July 18, 2005